EXHIBIT 99.1

MURPHY OIL CORPORATION

STOCK OPTION

Stock Option	Name of	Number of Shares	Option Price
Number:	Optionee:	of Stock Subject to this Option:	Per Share:

This Stock Option granted on and dated February 4, 2014, by Murphy Oil Corporation, a Delaware corporation (the Company), pursuant to and for the purposes of the 2012 Long-Term Incentive Plan (the “Plan”), subject to the provisions set forth herein and in the Plan. This Stock Option is designated a ‘non-qualified’ Stock Option under the Plan.

1. The Company hereby grants to the individual named above (the Optionee) an option to purchase from the Company shares of the $1.00 par value Common Stock of the Company up to the maximum number and at the option price per shares set forth above.

2. Subject to paragraph 3 below, this option, two years after its date, if the Optionee has not died or terminated, shall become exercisable as to one-half of the shares optioned and, three years after its date, if he/she has still not died or terminated, shall become exercisable as to the remaining shares optioned: provided, however, this option shall not be exercisable whenever the purchase or delivery of shares under it would be a violation of any law or any governmental regulation which the Company may find to be valid and applicable.

3. Unless the Committee shall otherwise determine, this option shall become exercisable in full immediately upon a Change of Control as defined in the Plan.

4. This option shall expire in the following situations:

(a) If the Optionee terminates normally, it shall expire two years thereafter if he/she is still living;

(b) If the Optionee terminates otherwise than normally, it shall expire at the time of termination;

(c) If the Optionee dies, it shall expire two years after his/her death;

(d) In any event, it shall expire seven years after its date;

(e) To the extent that the Optionee was not entitled to exercise the Option at the date of termination, or if the Optionee does not exercise the Option within the time specified herein, the Option shall expire.

5. This option is not assignable except as provided in the case of death and is not subject in whole or in part to attachment, execution or levy of any kind. If this option is exercisable after the Optionee dies, it is exercisable by his/her designated Beneficiary or, if there is no designated Beneficiary, by the executor or administrator of his/her estate.

6. When this option is exercisable as to any number of shares, it can be exercised for that number of shares or any lesser number to a minimum of 50 shares. Every share purchased through the exercise of this option shall be paid for in full at the time of purchase.

7. In the event of any relevant change in the capitalization of the Company subsequent to the date of this grant and prior to its exercise, the number of shares and purchase price will be adjusted to reflect that change.

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EXHIBIT 99.1 (Contd.)

8. This option shall be exercised in writing and in accordance with such administrative regulations or requirements as may be stipulated from time to time by the Executive Compensation Committee. Unless otherwise determined by the Committee, this option shall be settled by the Company’s delivery to the individual of shares equating in value to the difference between (i) the fair market value of the shares at the time of exercise and (ii) the option price; less statutory withholding taxes. In case of the exercise of this option in full, it shall be surrendered to the Company for cancellation. In case of the exercise of this option in part, this option shall be delivered by the Optionee to the Company for the purpose of making appropriate notation thereon or of otherwise reflecting in such manner as the Company shall determine the result of such partial exercise of the option.

9. In this option

“Beneficiary” means the person designated by the optionee to the Company as the person entitled to exercise this option upon the death of the Optionee;

“Employer” means the Company or any subsidiary thereof by whom the Optionee is employed;

“Executive Compensation Committee” means the Executive Compensation Committee of the Board of Directors of the Company;

“Expire” means cease to be exercisable;

“Normal Termination” means terminate

(i)	at normal retirement time,

(ii)	for permanent and total disability, or

(iii)	with employer approval and without being terminated for cause;

“Terminate” means cease to be an employee of the Company or a subsidiary except by death, but a change of employment from the Company or one subsidiary to another subsidiary or to the Company shall not be considered a termination. For this purpose, a subsidiary is any corporation of which the Company owns or controls, directly or indirectly, more than 50% of the stock possessing the right to vote for the election of directors.

Attest:	MURPHY OIL CORPORATION

By: